Exhibit 99.1

Press Release

Exar to Acquire Integrated Memory Logic Limited (iML)

Acquisition Provides Scale and Complements Exar’s Mixed-Signal Offering

FREMONT, CA, April 27, 2014 – Exar Corporation (NYSE:EXAR), a leading provider of analog mixed-signal, video and data management solutions, through a wholly owned subsidiary, has signed a definitive agreement to acquire Integrated Memory Logic Limited (iML TW:3638), a leading provider of analog mixed-signal solutions for the flat panel display market. The iML acquisition supports Exar’s strategy of building a large scale diversified analog mixed-signal business.

Under the terms of the transaction, Exar’s subsidiary will commence a tender offer to acquire all of the outstanding shares of iML for NT$91.00 (approximately US$3.00) per iML share in cash and acquire any remaining shares at NT$91.00 per share pursuant to a follow-on merger. The gross transaction value will be NT$6.8 billion (approximately US$223 million), or NT$3.1 billion (approximately US$94 million), net of cash acquired. The tender offer is scheduled to expire at 3:00 p.m. in Taipei, Taiwan, on Thursday, May 29, 2014, unless the tender offer is extended. The transaction, which is expected to close in the second quarter of fiscal 2015, is subject to (i) the minimum tender of 70 percent of the then outstanding iML shares, (ii) the approval of the follow-on merger by iML shareholders, and (iii) other customary closing conditions.

As part of the tender offer, Exar’s subsidiary has entered into an agreement with certain shareholders comprising approximately 32 percent of the outstanding shares of iML pursuant to which Exar’s subsidiary would commence the tender offer and such shareholders have committed to accept the tender offer and to tender all iML shares owned by them into the tender offer. After the closing, iML will become a wholly owned subsidiary of Exar and iML stock will cease trading on the Taiwan Stock Exchange. When completed, Exar anticipates the transaction to be immediately accretive to its pro-forma earnings per share.

"The acquisition of iML will increase the diversity of the markets we serve and add highly differentiated analog mixed-signal and power management products to our portfolio. iML is a leading provider of power management and color calibration solutions for large and medium-sized flat panel displays in the LED television market as well as high-resolution tablets. The company serves customers in Korea, Taiwan, Japan and China, which will enhance Exar’s existing presence in these markets. Additionally, iML has demonstrated consistent profitability and gross margins that reflect the value of the company’s differentiated products,” said Louis DiNardo, Exar President and CEO.

Stifel acted as exclusive financial advisor, and O'Melveny & Myers LLP and Lee & Li, attorneys-at-law, acted as legal counsel to Exar Corporation. RBC Capital Markets LLC acted as exclusive financial advisor, and Morrison & Foerster LLP, LCS & Partners and Maples and Calder acted as legal counsel to Integrated Memory Logic.

About Exar

Exar Corporation designs, develops and markets high performance, analog mixed-signal integrated circuits and advanced sub-system solutions for the Networking & Storage, Industrial & Embedded Systems, and Communications Infrastructure markets.  Exar's product portfolio includes power management and connectivity components, communications products, high performance analog mixed-signal products and network security and storage optimization solutions. Exar has locations worldwide providing real-time customer support.  For more information about Exar, visit http://www.exar.com.

About iML

Integrated Memory Logic (iML) is a fabless semiconductor company, which develops and markets application specific analog, power management, and mixed signal integrated circuits. iML ICs are optimized primarily for the display, mobile systems and lighting markets.  The Company is an industry leader in the field of color control management, and has an extensive portfolio of products in power management and LED drivers.  iML maintains a strong footprint close to its customers and supply chain in Asia, and markets extensively to OEMs and system manufacturing houses in China, Taiwan, Korea and Japan.  Founded in 1996, the Company has offices in the US and Asia, and is listed on the Taiwan Stock Exchange. For more information about iML, visit http://www.iml.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding the expected closing of our acquisition of iML, expected impact on Exar’s financial results, benefits of the proposed transaction, and expected integration of iML’s product offering are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. Exar urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission, or SEC, filings, including, but not limited to, under the captions “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and the Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2013, September 29, 2013, and December 29, 2013 which are on file with the SEC and are available on our Investor webpage and on the SEC website at www.sec.gov. Exar assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For Press Inquiries Contact: press@exar.com

For Investor Relations Contact: investorrelations@exar.com, or

Laura J. Guerrant-Oiye, Guerrant Associates
Phone: (510) 668 7201

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